CERTIFICATE OF AMENDMENT
                                     OF THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                                DCAP GROUP, INC.
                         (Pursuant to Section 242 of the
                      General Corporation Law of Delaware)

          DCAP GROUP, INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY THAT:

          FIRST: The name of the Corporation is DCAP GROUP, INC. The Corporation was originally incorporated under the name Executive House, Inc. pursuant to the General Corporation Law on the August 25, 1961.

          SECOND: The Restated Certificate of Incorporation of the Corporation is hereby amended to (i) effect a one-for-five reverse stock split of the Corporation's issued and outstanding shares of Common Stock, and (ii) decrease the number of shares of Common Stock that the Corporation shall be authorized to issue.

          THIRD: Paragraph (a) of Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety to read as follows:

          "FOURTH. (a) The aggregate number of shares of stock which the corporation shall have the authority to issue is eleven million (11,000,000), of which ten million (10,000,000) shares shall be designated as Common Stock, with a par value of $.01, and one million (1,000,000) shares shall be designated as Preferred Stock, with a par value of $.01."

          FOURTH: Article FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended to include new subparagraph "(f)", which shall read as follows:

          "(f) Each five (5) shares of Common Stock (the "Old Common Stock") issued and outstanding or held in treasury as of the close of business on August 25, 2004 (the "Effective Time") shall be reclassified as, and changed into, one
(1) share of Common Stock, $.01 par value per share (the "New Common Stock"), without any action by the holders thereof. Stockholders who, at the Effective Time, would own a fraction of a share of New Common Stock shall, in respect of such fractional interest, be entitled to receive from the corporation, in lieu of a fraction of a share of New Common Stock, an amount in cash equal to the product obtained by multiplying (i) the closing price of the Old Common Stock on August 25, 2004, as reported on the OTC Bulletin Board, by (ii) the number of shares of Old Common Stock held by such stockholder that would otherwise have been exchanged for such fractional share interest. Each certificate that as of the Effective Time represented shares of Old Common Stock shall thereafter represent that number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Common Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of New Common Stock to which such person is entitled."

          FIFTH: The foregoing amendments were duly adopted and approved in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          SIXTH: The foregoing amendments shall be effective as of August 26, 2004 at 9:00 a.m.

          IN WITNESS WHEREOF, this Certificate of Amendment of the Restated Certificate of Incorporation has been executed by the President of the Corporation on this 23rd day of August, 2004.


                                           DCAP GROUP, INC.



                                           By: /s/ Barry B. Goldstein
                                               --------------------------
                                               Barry B. Goldstein
                                               President